Exhibit 23.3

CONSENT OF ORE RESERVES ENGINEERING

We hereby consent to the incorporation by reference of the mineral resource and reserve estimates and other analyses performed by us in our capacity as an independent consultant to Rare Element Resources Ltd. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, in the Company’s Registration Statements on Form S-3 (No. 333-189235) and Form S-8 (Nos. 333-170022 and 333-184983), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date:  March 17, 2014

ORE RESERVES ENGINEERING

/S/ Alan C. Noble

Name:  Alan C. Noble

Title:    Owner